Exhibit 10.1

Officer Compensation Summary

Base and Supplemental Salary and Bonuses. The following summary compensation table sets forth the total compensation payable to the current executive officers of DSL.net, Inc. (the “Company”) for the 2005 calendar year, on an annualized basis, as most recently approved by the Company’s Board of Directors.

Name and Principal Position	2005 Annualized Base Salary	2005 Supplemental Salary	2005 Potential Bonus	Other Annual Compensation

Kirby G. Pickle, Director and Chief Executive Officer (1)	$350,000	None.	(2)(6)	$12,000 (3)
J. Keith Markley, President and Chief Operating Officer	$200,000	$125,000(5)	(6)	None.
Robert J. DeSantis, Chief Financial Officer	$200,000	$125,000(5)	(6)	(4)
Marc R. Esterman, V.P. - Corporate Affairs, General Counsel and Secretary	$175,000	$50,000(5)	(6)	None.
Walter R. Keisch, V.P. - Finance	$175,000	$50,000(5)	(6)	None.

1.
Mr. Pickle’s compensation has been established pursuant to an employment agreement, dated as of April 15, 2004, between Mr. Pickle and the Company (the “Employment Agreement”), a copy of which has been filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2004.

2.
Mr. Pickle does not have a vested right to any bonus. However, he is eligible to receive a potential performance bonus in the discretion of the Company’s Board of Directors, under the Employment Agreement.

3.	Represents Mr. Pickle’s annual car allowance under the Employment Agreement.
4.
The Company pays, on behalf of Mr. DeSantis, the annual renewal cost of the insurance premium for one (1) year of renewed term life insurance coverage under that certain adjustable premium annual term life insurance policy established for the beneficiary(ies) designated therein; the approximate cost of this payment is $1,000.

5.
The amount listed is the maximum aggregate amount of supplemental salary for which the executive officer is eligible under his compensation agreement with the Company. A summary of the compensation agreements respectively entered into by the Company and its designated executive officers as of February 3, 2005 was filed by the Company with the Commission under a Current Report on Form 8-K on February 4, 2005. Pursuant to the terms of these compensation agreements (the form of which was filed by the Company with the Commission as Exhibit 10.39 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004), the individual is eligible to receive, in addition to his current compensation and any other benefits to which he is or may become entitled, a fixed dollar cash compensation amount, payable in three equal installments, on June 30, 2005,

August 31, 2005 and December 31, 2005, provided such individual is employed by the Company on each of such dates. If, prior to a payment date, the individual is terminated by the Company for cause, or resigns other than for good reason, he will forfeit the right to receive any remaining unvested payments. Upon the occurrence of a change in control of the Company, or if the individual is terminated without cause or terminates his employment with the Company for good reason, the individual shall immediately fully vest in all remaining payments that would have become due and payable under such agreement but for the passage of time and the individual’s continued employment with the Company, and he shall have the right to immediately receive the total amount of all remaining payments under the agreement.

6.
Except as otherwise set forth in this table, no officer has any vested right to any bonus payment; however, each executive officer is eligible to receive a potential performance bonus in the discretion of the Company’s Board of Directors. No bonus program has been established for management by the Company’s Board of Directors.

Except as described above, the Company has not entered into any written agreements with its executive officers addressing the amount of compensation due to the executive. The Company maintains that all executive officers, other than Mr. Pickle, are employees at will and that the Company has no obligation to pay base salary, supplemental salary or bonuses, other than amounts accrued for services rendered prior to termination of employment or as otherwise provided in the compensation agreements referred to above.

Other Benefits. Executives also participate in benefit plans available to all employees, including an Internal Revenue Code Section 401(k) plan, under which the Company makes certain matching contributions subject to plan limitations, the Amended and Restated 2001 Stock Option and Incentive Plan, and the 1999 Employee Stock Purchase Plan. The Amended and Restated 2001 Stock Option and Incentive Plan, as currently in effect, is filed with the Commission as Exhibit 10.40 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company’s standard form of Non-Qualified Stock Option Agreement for officers of the Company is filed with the Commission as Exhibit 10.2 to the Company’s Quarterly Report on From 10-Q for the quarterly period ended March 31, 2005. The 1999 Employee Stock Purchase Plan, as currently in effect, is filed with the Commission as Exhibit 10.2 to the Company’s registration statement on Form S-1 (No. 333-80141). In addition, as an inducement to employment with the Company, Mr. Pickle was granted an option exercisable for the purchase of 10,000,000 shares of the Company’s common stock, pursuant to the terms of a Stock Option Agreement, dated as of April 15, 2005, a copy of which was filed by the Company with the Commission as Exhibit 4.01 to the Company’s Quarterly Report on Form 10-Q, for the quarterly period ended June 30, 2004. The Company’s Board of Directors has not established a program for scheduled awards of equity-based compensation to management; rather, such awards are granted from time to time in the discretion of the Board of Directors.

Change in Control Agreements. The Company has not entered into any change in control agreements with any executive officer. However, the occurrence of a change in control with respect to the Company can trigger certain benefits under the officers’ compensation agreements referred to above (vesting of remaining bonus payments) and certain stock option agreements (accelerated vesting of remaining outstanding and unexercised stock options either upon the change in control event or upon a termination of employment following a change in control event, as the case may be).